Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
October 24, 2013		President & CEO
(414) 964-5000
mjkoss@koss.com

Koss Q1 Net Sales Decline on Weak Exports

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its first quarter results for the quarter ended September 30, 2013.

Sales for the first quarter were $6,824,339 compared to $8,914,862 for the same three month period one year ago, a 23.4% decrease. Net income decreased to $79,402, compared to $366,153 for the first quarter last year. Diluted income per common share for the quarter was $0.01 compared with $0.05 one year ago. The fiscal years 2013 and 2012 included $708,716 and $382,727, respectively, of insurance proceeds and other recoveries exceeding the costs for legal fees related to previously reported unauthorized transactions.

“The first quarter saw a return of the weakness we experienced last year in certain export markets,” Michael J. Koss, President and CEO, said here today. “Weak economies in general and an overstock of inventory at some distributors drove the sales decline. In the U.S., the Company experienced a decline in sales at one major retailer due to more limited product placement compared to a year ago.”

Koss continued, “The Fit Series, designed for women with the help of Gold Medalist Dara Torres, was launched a few months ago and continues to gain shelf space at U.S. retailers.”

“The Company has initiated dual product sourcing through the addition of a factory in Mexico. Margins were lower in the quarter compared to a year ago due to the impact of ramping up manufacturing operations in Mexico and the impact of fixed costs on the lower sales volume,” Koss said. “The start up costs in Mexico decreased gross margins by approximately 4%. We are excited about the opportunities of manufacturing in Mexico and the positive impact it will have on our ability to be more nimble in new product introductions while decreasing our investment in inventory,” Koss said.

Koss went on to explain, “The Company continues to amortize the STRIVA software development costs. The software amortization cost has decreased the Company's gross margin by approximately 4-5% and is scheduled to be completed by the end of fiscal year 2015.”

The Company will pay a dividend of $0.06 cents per share on January 15, 2014, to shareholders of record on December 30, 2013.

Koss Corporation markets a complete line of high-fidelity headphones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

Exhibit 99.1

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "forecasts," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," or "continue" or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

Exhibit 99.1

KOSS CORPORATION
CONDENSED STATEMENTS OF INCOME
(Unaudited)

	Three Months Ended
	September 30
	2013	2012
Net sales	$6,824,339	$8,914,862
Cost of goods sold	4,571,370	5,663,690
Gross profit	2,252,969	3,251,172
Operating expenses:
Selling, general and administrative expenses	2,825,805	3,018,751
Unauthorized transaction related recoveries, net	(708,716)	(382,727)
Total operating expenses	2,117,089	2,636,024
Income from operations	135,880	615,148
Other income:
Interest income	—	10
Interest expense	(7,606)	(29,309)
Total other income, net	(7,606)	(29,299)
Income before income tax provision	128,274	585,849
Income tax provision	48,872	219,696
Net income	$79,402	$366,153
Income per common share:
Basic	$0.01	$0.05
Diluted	$0.01	$0.05
Dividends declared per common share	$0.06	$0.06

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